Exhibit 99.1

Tesla Motors, Inc. – Second Quarter 2013 Shareholder Letter

•   Net income (non-GAAP) increased 70% from Q1 to $26M

•   Record sales of 5,150 Model S vehicles in North America

•   Gross margin of 22% (non-GAAP), despite significant reduction in ZEV credits

•   On track to achieve Q4 gross margin of 25%, excluding ZEV credits

•   Strong balance sheet with almost $750 million in cash and no government debt

•   Primary focus is on expanding production to meet worldwide demand

August 7, 2013

Dear Fellow Shareholders:

While profits were still modest in absolute terms and not our primary mission, income increased by 70% from last quarter, driven by record Model S deliveries and a significant improvement in automotive gross margin. Non-GAAP net income in Q2 was $26 million or $0.20 per share, excluding one-time & non-cash items, and the effect of lease accounting. This compares to $15 million or $0.12 per share of non-GAAP net income last quarter. Since consensus estimates reflect non-GAAP results with lease accounting, our comparable Q2 non-GAAP net income was $7 million or $0.05 per share.

In this letter and going forward, we will report our results on a GAAP basis as well as on a non-GAAP basis, excluding lease accounting. We believe these non-GAAP financials are useful as they align with the underlying cash flow activity and timing of vehicle deliveries, and because we use such information internally for operational management and financial planning purposes.

Over 13,000 Model S customer vehicles are now on North American roads and have logged nearly 60 million miles. This week we started our international expansion by delivering the first Model S vehicles to customers in Europe. As demand for Model S grows, we are continuing to expand our manufacturing capacity as well as our global footprint of service center, retail and Supercharger networks.

With our recent $1 billion capital raise and subsequent repayment of the $440 million outstanding loan from the Department of Energy, our cash balance grew to almost $750 million during the quarter. Our financial position and balance sheet have never been stronger.

Strong Operational Improvements Drive Record Deliveries and Model S Margin

During Q2, we improved our production rate by 25% from 400 to almost 500 vehicles per week. 5,150 cars were delivered during the quarter, significantly surpassing our expectation of 4,500 deliveries. In the quarter, we produced several hundred more Model S vehicles for use as service loaners, for customer test drives and for deliveries to European customers in Q3. We are now doing final assembly and testing of vehicles at our European manufacturing facility in Tilburg, Netherlands.

Total non-GAAP gross margin improved to 22%, up from 17% last quarter. Despite an expected unfavorable product mix in Q2, non-GAAP automotive gross margin excluding zero emission vehicle (ZEV) credits improved by 8 percentage points. This was in addition to the 9 percentage points of improvement last quarter.

European Manufacturing – Tilburg, Netherlands

Significant cost improvements were achieved as a result of execution of our roadmap including redesigning many elements of Model S for greater ease of manufacturing, economies of scale and supply chain improvements. Importantly, we were able to make nuanced improvements to the car at the same time, as reducing cost does not count if it makes a product worse. Further execution on our cost reduction roadmap is expected to continue to improve non-GAAP automotive gross margin to our target level of 25% (excluding ZEV credits) in Q4 this year. We are cautiously optimistic that a number above that level may be achievable in future quarters.

Demand Growth Continues

Global Model S demand continues to grow, driven by our geographic expansion and enhancements to both the product and ownership experience. Growth in our home state of California remains very strong. At the same time, North American deliveries outside California grew at twice the rate of California deliveries this quarter.

Our new financing program with the resale value guarantee is proving to be quite popular. Over 30% of vehicles delivered in Q2 took advantage of our financing program. We expect the penetration rate to increase with the expansion of our financing programs in additional states in the United States and in international markets.

Deliveries into Europe began this week, with the first cars arriving in Norway, Switzerland and the Netherlands. In Norway alone, we expect to deliver almost 800 vehicles this year based on current orders. Orders from Europe have grown every month since February. If demonstrated demand in North America and Europe is matched by similar demand in Asia, annualized sales for Model S could exceed 40,000 units per year by late 2014.

First European Deliveries

We also continue to expand the market appeal of Model S. Recently, we announced several new options, such as a sub-zero weather package, parking sensors, upgraded leather interior, several new wheel options and a yacht-style floor center console. Xenon headlights and high definition backup camera were made standard equipment on all cars. We also unbundled the performance package to enable a greater level of customization.

We opened seven new retail locations in Q2 for a total of 41 locations worldwide, with 30 in North America, 8 in Europe and 3 in Asia. We plan to open several more locations this year, including our first store in China. In the near term, we will slightly curtail the rate of stores openings in favor of more service centers, as it appears that simply increasing our service center coverage is sufficient to drive substantial Model S sales in any region that has a critical mass of Model S customers. We only opened 6 service centers in Q2, for a total of 47 globally, but will accelerate this dramatically in coming quarters and relentlessly focus on providing a level of service that is as close to flawless as humanly possible. As a result, service expenditures in the short term will rise, but we believe that this is the right thing to do for the long-term value of the company.

Faster or Free?: New Customer Charging Options

Our goal is to make recharging Model S as fast and as convenient as possible to enable worry-free long distance driving. We are rolling out 120 kW Superchargers, which are 33% faster than our current version and can replenish half a charge in just 20 minutes, for free.

Since our announcement, we have been installing Superchargers at an accelerating pace, and have now doubled Supercharger coverage from just a few months ago.

Model S owners now have access to free Supercharging between Portland and Vancouver, between St. Louis and Chicago, and across a substantial number of major inter-city routes in the Northeast, California and Florida. Given the popularity of the Superchargers, we are expanding the size of some locations to enable charging of 10 to 12 Model S vehicles simultaneously. Over the next several weeks, our first European Superchargers will be placed in service with an initial focus on Norway, where we will cover almost 80% of the population of that country.
Tesla Supercharger

For those customers that desire even faster fueling, we recently announced an automated battery pack swapping capability. This option will allow a customer to swap in a fully charged battery pack in as little as 90 seconds, or about half the time it takes to refill a traditional car with gasoline. We intend to pilot this technology at a few of our Supercharger stations in California later this year, enabling travel between Los Angeles and San Francisco in less time, including stops, than a typical gasoline car. If you pull into one of these Tesla stations with a Model S, you only have to answer one question: do you prefer faster (pack swap) or free (charging)?

Quarterly Results

At the start of Q2, we introduced the resale value guarantee for customers who finance their Model S through one of our specified banking partners. Even though we receive full payment for these cars upfront, GAAP requires us to account for these sales as leases and spread the recognition of revenue and cost over the term covered by the resale value guarantee, of approximately three years.

Q1 revenues reflect full sales accounting for all Model S deliveries while Q2 revenues reflect some deliveries with lease accounting. To facilitate comparability between periods, we have presented non-GAAP financials excluding the effect of lease accounting, by adding back all deferred revenues and related costs for our Q2 Model S deliveries.

Pack Swap Beats Gas Pump By 2x

Q2 revenues were $551 million on a non-GAAP basis and $405 million on a GAAP basis. While deliveries increased by 5% from Q1, overall revenues were flat due to an expected drop in ZEV credit revenue. ZEV credit revenue fell to $51 million this quarter from $68 million last quarter. Vehicle average selling prices (ASPs) also declined slightly during the quarter since we sold 60 kWh range limited cars at a $10,000 lower price point to honor orders for the now discontinued 40 kWh battery pack. This temporary unfavorable product mix impacted our automotive non-GAAP gross margin in Q2 by about 1 percentage point.

In addition to record Model S deliveries, we continued to supply full electric powertrains to Toyota for the RAV4 EV. We also completed various deliverables under the Mercedes Benz B-Class EV program which contributed to development services revenue of almost $4 million.

Research and development (R&D) expenses were $44 million on a non-GAAP basis and $52 million on a GAAP basis. R&D spending declined from Q1 on a non-GAAP basis, as Model S related development expenses continued to decline.

Selling, general and administrative (SG&A) expenses were $50 million on a non-GAAP basis and almost $60 million on a GAAP basis. This increase from Q1 was driven primarily by additional expenses related to the expansion of our retail, service and Supercharger infrastructure.

Q2 non-GAAP net income was $26 million, or $0.20 per share. This excludes lease accounting, certain non-cash items, and one-time charges of $16 million associated with the payoff of our DoE loan nine years early. Including all these items, GAAP net loss was $31 million or $(0.26) per share.

Tesla Store – Frankfurt, Germany

Our total cash was $747 million at quarter end, an increase of $516 million from last quarter. During the quarter, we raised a little over $1 billion through the issuance of 4.5 million shares of common stock and $660 million of convertible debt. About $450 million of the offering proceeds were used to pay off our DoE loan, including an $11 million fee for early payment.

To mitigate the potential dilution impact from the issuance of convertible debt to our common shareholders, we also entered into a call spread to increase the effective conversion price from $125 to $184 per share. The call spread allows us to avoid incremental dilution from the convertible debt until our common share price climbs past $184. However, until the convertible notes mature in five years, the calculation of diluted earnings per share would be affected when the average stock price in the quarter is above $125. We will publish shortly a table at our investor relations website that illustrates the potential earnings per share dilution.

Cash outflows from operations were $38 million in the quarter. However, this quarter was impacted by several significant one-time items, including the $11 million DoE early payment fee and a $67 million increase in receivables primarily from the timing of payments for ZEV credit sales. We have collected almost all of these receivables at this point. Excluding these one-time effects, we would have generated a significant level of cash from operations.

Outlook

While we expect production to increase from Q2, a considerable number of vehicles produced during the quarter will be in transit to European markets at the end of Q3. As a result, we plan to deliver slightly over 5,000 Model S vehicles in Q3, and remain on plan to deliver 21,000 vehicles worldwide for 2013. We expect that Q3 ASPs will rebound from the Q2 level as we deliver European Signature Series cars and demand for 85 kWh cars remains strong.

We expect Q3 non-GAAP gross margin will remain in the low 20% range, with continuing improvements in Model S vehicle margin, offset by significantly lower ZEV credit revenue. As previously mentioned, we expect our non-GAAP automotive gross margin will continue to rise in the second half of the year to our target of 25%, assuming no contribution from ZEV credits.

R&D expenses are expected to increase significantly in Q3 as we accelerate product development efforts on Model X, Model S right hand drive, and localization of Model S for international markets. SG&A expenses will also rise, driven by the growth in our retail locations, service centers and Supercharger facilities.

Going forward, we expect to be non-GAAP profitable and generate positive cash flow from operations every quarter this year excluding any benefit from ZEV credits.

We expect to spend about $150 million in the second half of this year on capital expenditures, including the recent purchase of 31 acres of land adjacent to our factory for future expansion. The growing demand for Model S gives us the confidence to invest in additional production capacity. There are still some bottle necks in our supply chain that need to be resolved. While we are dealing with these bottlenecks, there remains some uncertainty in our ability to increase production as rapidly as we would like. We are also continuing to invest in our sales and service infrastructure. All these investments, funded in part by our profitable operations, position us for further expansion of our product portfolio and growth globally.

Elon Musk, Chairman & CEO	Deepak Ahuja, Chief Financial Officer

Webcast Information

Tesla will provide a live webcast of its second quarter 2013 financial results conference call beginning at 2:30 p.m. PT on August 7, 2013, at ir.teslamotors.com. This webcast will also be available for replay for approximately one year thereafter.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation, the change in fair value related to Tesla’s warrant liability, non-cash interest expense related to Tesla’s 1.5% convertible senior notes as well as one-time expenses associated with the early repayment of the Department of Energy Loan. Non-GAAP financial measures also exclude the impact of lease accounting on Model S related revenues and cost of revenues, as this perspective is useful in understanding the underlying cash flow activity and timing of vehicle deliveries. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Forward-Looking Statements

Certain statements in this shareholder letter, including statements in the “Outlook” section of this Shareholder Letter; statements regarding profitability in Q3 and Q4 2013 and cost reduction efforts; statements relating to the progress Tesla is making with respect to product development, European and Asian launch expectations, schedule for the introduction of future options and variants, quality improvements, delivery and volume expectations of Model S; the ability of our suppliers to supply quality parts at reduced costs; the ability to achieve vehicle demand, volume, revenue, gross margin, spending, profitability and cash flow targets; the future success of our vehicle financing program, and future store, service center and Tesla Supercharger expected costs, openings and expansion plans are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: Tesla’s future success depends on its ability to design and achieve market acceptance of Model S and other new vehicle models, specifically Model X; the risk of delays in the manufacture, production and delivery ramp of Model S vehicles; the ability of suppliers to meet quality and part delivery expectations at increasing volumes; Tesla’s ability to continue to reduce or control manufacutring and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive market generally and the alternative fuel vehicle market in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; the unavailability, reduction or elimination of governmental and economic incentives for electric vehicles; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Daimler, Toyota and Panasonic; and Tesla’s ability to execute on its plans for its interactive retail strategy and for new store, service center and Tesla Supercharger openings. More information on potential factors that could affect the Company’s financial results is included from time to time in Tesla’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our quarterly report on Form 10-Q filed with the SEC on May 10, 2013. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact:	Press Contact:
Jeff Evanson	Shanna Hendriks
VP Investor Relations – Tesla Motors	Communications – Tesla Motors
ir@teslamotors.com	shendriks@teslamotors.com

For additional information, please visit ir.teslamotors.com.

Tesla Motors, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2013	Mar 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenues
Automotive sales (1A)	$401,535	$555,203	$22,054	$956,738	$41,299
Development services	3,604	6,589	4,599	10,193	15,521

Total revenues	405,139	561,792	26,653	966,931	56,820

Cost of revenues
Automotive sales (1B)	303,599	461,818	20,150	765,417	34,082
Development services	1,057	3,654	1,741	4,711	7,766

Total cost of revenues (2)	304,656	465,472	21,891	770,128	41,848

Gross profit	100,483	96,320	4,762	196,803	14,972
Operating expenses
Research and development (2)	52,312	54,859	74,854	107,171	143,245
Selling, general and administrative (2)	59,963	47,045	36,083	107,008	66,665

Total operating expenses	112,275	101,904	110,937	214,179	209,910

Loss from operations	(11,792)	(5,584)	(106,175)	(17,376)	(194,938)
Interest income	39	10	74	49	164
Interest expense	(20,116)	(118)	(84)	(20,234)	(149)
Other income (expense), net (3)	1,668	17,091	691	18,759	(385)

Income (loss) before income taxes	(30,201)	11,399	(105,494)	(18,802)	(195,308)
Provision for income taxes	301	151	109	452	168

Net income (loss)	$(30,502)	$11,248	$(105,603)	$(19,254)	$(195,476)

Net income (loss) per common share, basic (4)(5)	$(0.26)	$0.10	$(1.00)	$(0.17)	$(1.86)

Shares used in per share calculation, basic (4)(5)	118,194	114,712	105,242	116,462	105,013

Net income (loss) per common share, diluted (4)(5)	$(0.26)	$0.00	$(1.00)	$(0.17)	$(1.86)

Shares used in per share calculation, diluted (4)(5)	118,194	124,265	105,242	116,462	105,013

Notes:

(1) Due to the application of lease accounting for Model S vehicles with the residual value guarantee, the following is supplemental information for the three and six months ended June 30, 2013:

(A) Deferred revenue related to deliveries of Model S during the period not recognized in automotive sales	$146,812			$146,812

(B) Costs related to deliveries of Model S during the period not recognized in automotive cost of revenues but recorded in operating lease vehicles, net	$123,919			$123,919

Under lease accounting, warranty costs are expensed as incurred instead of accrued at the time of sale.

(2) Includes stock-based compensation expense of the following for the periods presented:

Cost of revenues	$1,063	$1,536	$78	$2,599	$85
Research and development	8,565	7,644	7,133	16,209	13,065
Selling, general and administrative	9,631	5,688	5,332	15,319	10,104

Total stock-based compensation expense	$19,259	$14,868	$12,543	$34,127	$23,254

(3)     Other income (expense), net, for the three months ended March 31, 2013 and the six months ended June 30, 2013 include the gain from the elimination of the $10.7 million DoE common stock warrant liability, and an $6.4 million and $8.0 million favorable foreign currency exchange impact, respectively.

(4)     In May 2013, the Company completed a public offering pursuant to which the Company sold 3,902,862 shares of common stock. Concurrent with the closing of the offering, the Company sold 596,272 shares of common stock to Elon Musk in a private placement at the public offering price.

(5) In October 2012, the Company completed a public offering pursuant to which the Company sold 7,964,601 shares of common stock.

Tesla Motors, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2013	Dec 31, 2012
Assets
Cash and cash equivalents	$746,057	$201,890
Restricted cash - current	1,362	19,094
Accounts receivable	113,544	26,842
Inventory	254,891	268,504
Prepaid expenses and other current assets	13,688	8,438
Operating lease vehicles, net (1)	131,468	10,071
Property and equipment, net	595,579	552,229
Restricted cash - noncurrent	7,059	5,159
Other assets	24,196	21,963

Total assets	$1,887,844	$1,114,190

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$317,352	$343,180
Deferred revenue (2)	98,075	4,964
Customer deposits	133,716	138,817
Common stock warrant liability	—	10,692
Capital lease obligations	14,944	14,330
Long-term debt	578,740	452,337
Other long-term liabilities (3)	115,591	25,170

Total liabilities	1,258,418	989,490
Stockholders’ equity	629,426	124,700

Total liabilities and stockholders’ equity	$1,887,844	$1,114,190

Notes:

(1) Includes the following operating lease vehicle activity for Model S vehicles subject to lease accounting for the following period:

Increase in operating lease vehicles related to deliveries of Model S, net of depreciation recognized in automotive cost of revenues during the three months ended June 30, 2013	$123,919

(2) Includes the following deferred revenue activity for Model S vehicles subject to lease accounting for the following period:

Increase in deferred revenue related to deliveries of Model S, net of revenue recognized in automotive sales during the three months ended June 30, 2013	$74,455

(3) Includes the following residual value guarantee liability activity related to Model S vehicles subject to lease accounting for the following period:
Increase in other long-term liabilities related to deliveries of Model S during the three months ended June 30, 2013	$72,357

Tesla Motors, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands)

	Three Months Ended			Six Months Ended
	June 30, 2013	Mar 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Selected Cash Flow Information
Cash flows provided by (used in) operating activities	$(38,194)	$64,079	$(64,264)	$25,886	$(127,564)
Cash flows used in investing activities	(27,173)	(55,236)	(15,932)	(82,410)	(82,159)
Cash flows provided by financing activities	597,007	3,684	72,180	600,691	165,011

Other Selected Financial Information
Cash flows provided by (used in) operating activities	$(38,194)	$64,079	$(64,264)	$25,886	$(127,564)
Capital expenditures	(40,514)	(57,727)	(58,003)	(98,242)	(112,777)

Free cash flow (cash flow from operations plus capital expenditures)	$(78,708)	$6,352	$(122,267)	$(72,356)	$(240,341)

Depreciation and amortization	$22,199	$17,850	$4,348	$40,048	$8,511

	June 30, 2013	Mar 31, 2013	June 30, 2012
Cash and Investments
Cash and cash equivalents	$746,057	$214,417	$210,554
Restricted cash - current	1,362	16,719	21,960
Restricted cash - noncurrent	7,059	5,044	3,973

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2013	Mar 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Revenues (GAAP)	$405,139	$561,792	$26,653	$966,931	$56,820
Model S revenue deferred due to lease accounting	146,812	—	—	146,812	—

Revenues (Non-GAAP)	$551,951	$561,792	$26,653	$1,113,743	$56,820

Gross profit (GAAP)	$100,483	$96,320	$4,762	$196,803	$14,972
Model S gross profit deferred due to lease accounting (1)	19,349	—	—	19,349	—
Stock-based compensation expense	1,063	1,536	78	2,599	85

Gross profit (Non-GAAP)	$120,896	$97,856	$4,840	$218,752	$15,057

Research and development expenses (GAAP)	$52,312	$54,859	$74,854	$107,171	$143,245
Stock-based compensation expense	(8,565)	(7,644)	(7,133)	(16,209)	(13,065)

Research and development expenses (Non-GAAP)	$43,747	$47,215	$67,721	$90,962	$130,180

Selling, general and administrative expenses (GAAP)	$59,963	$47,045	$36,083	$107,008	$66,665
Stock-based compensation expense	(9,631)	(5,688)	(5,332)	(15,319)	(10,104)

Selling, general and administrative expenses (Non-GAAP)	$50,332	$41,357	$30,751	$91,689	$56,561

Net income (loss) (GAAP)	$(30,502)	$11,248	$(105,603)	$(19,254)	$(195,476)
Stock-based compensation expense	19,259	14,868	12,543	34,127	23,254
Change in fair value of warrant liability	—	(10,692)	(154)	(10,692)	(309)
Non-cash interest expense related to convertible notes	1,791	—	—	1,791	—
Early extinguishment of DoE loans	16,386	—	—	16,386	—

Net income (loss) (Non-GAAP) including lease accounting	6,934	15,424	(93,214)	22,358	(172,531)

Model S gross profit deferred due to lease accounting (1)	19,349	—	—	19,349	—

Net income (loss) (Non-GAAP)	$26,284	$15,424	$(93,214)	$41,708	$(172,531)

Net income (loss) per common share, basic (GAAP)	$(0.26)	$0.10	$(1.00)	$(0.17)	$(1.86)
Stock-based compensation expense	0.16	0.13	0.11	0.29	0.22
Change in fair value of warrant liability	—	(0.09)	(0.00)	(0.09)	(0.00)
Non-cash interest expense related to convertible notes	0.02	—	—	0.02	—
Early extinguishment of DoE loans	0.14	—	—	0.14	—
Model S gross profit deferred due to lease accounting (1)	0.16	—	—	0.17	—

Net income (loss) per common share, basic (Non-GAAP)	$0.22	$0.13	$(0.89)	$0.36	$(1.64)

Shares used in per share calculation, basic (GAAP and Non-GAAP)	118,194	114,712	105,242	116,462	105,013

Net income (loss) (GAAP)	$(30,502)	$11,248	$(105,603)	$(19,254)	$(195,476)
Adjustment for change in fair value of warrant liability	—	(10,692)	—	—	—

Net income (loss) used in calculation of diluted earnings (loss) per share (GAAP)	$(30,502)	$556	$(105,603)	$(19,254)	$(195,476)

Net income (loss) per share, diluted (GAAP)	$(0.23)	$0.00	$(1.00)	$(0.15)	$(1.86)
Stock-based compensation expense	0.15	0.12	0.11	0.27	0.22
Change in fair value of warrant liability	—	—	(0.00)	(0.08)	(0.00)
Non-cash interest expense related to convertible notes	0.01	—	—	0.01	—
Early extinguishment of DoE loans	0.13	—	—	0.13	—

Net income (loss) (Non-GAAP) including lease accounting	0.05	0.12	(0.89)	0.18	(1.64)

Model S gross profit deferred due to lease accounting (1)	0.15	—	—	0.15	—

Net income (loss) per share, diluted (Non-GAAP)	$0.20	$0.12	$(0.89)	$0.33	$(1.64)

Shares used in per share calculation, diluted (GAAP and Non-GAAP)	130,503	124,265	105,242	127,035	105,013

(1)	Under GAAP, warranty costs are expensed as incurred for Model S vehicle deliveries with lease accounting. For non-GAAP purposes, an estimated incremental warranty reserve of $4.0 million is included. Additionally, stock-based compensation of $0.5 million is excluded for non-GAAP purposes.